SECURITIES AND EXCHANGE COMMISSION
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AMENDMENT NO.  3 TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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Universal Holdings, Inc.
(Exact Name of Small Business Issuer in its Charter)

Nevada
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

Universal Holdings, Inc.
PO Box 8851
Rocky Mount, NC 27804
(252) 407-7782
Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Corporation Service Company
502 East John Street
Carson City, Nevada 89706
(775) 684-5708
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
GREGG E. JACLIN, ESQ.
ANSLOW & JACLIN, LLP
195 Route 9 South, Suite204
Manalapan, NJ 07726
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $0.0001	2,099,000	$0.20	419,800	$16.50

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shareholders were sold to our shareholders in a private placement memorandum. The price of $0.20 was determined by the price shares were sold to our shareholders in a private placement memorandum of $.10 plus an increase based on the fact the shares will be liquid and registered and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED  SEPTEMBER  __, 2008

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

2,099,000 SHARES OF
UNIVERSAL HOLDINGS, INC.
COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange and have no voting rights. The 2,099,000 shares of our common stock can be sold by selling security holders at a fixed price of $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with The Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.  There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

THE COMPANY IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENTS.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is:   September  __, 2008

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision .

About Our Company

Universal Holdings, Inc. was incorporated in Nevada in August 2007 to act as a holding company for its wholly-owned subsidiary Universal Products Marketing, Inc.  Our subsidiary is prepared to acquire, own, control and operate certain assets and technologies that will allow us to manufacture, import, market and distribute a patented automotive maintenance and repair mechanism known as the Turn-Key Tool TM. We will sell this product to end consumers in seven (7) ways, emphasizing strategic channel partners and resellers already established in these markets.

Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern.  We are a development stage company that has no revenue.  From August 31, 2007 (inception) to April 30, 2008, we have incurred accumulated losses of $16,562.

Where You Can Find Us

Our principal executive office location and mailing address is PO Box 8851 Rocky Mount, NC  27804.  The corporate telephone number is 252-407-7782.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the sale of these shares. The offering price of $0.20 was determined by the price shares were sold to our shareholders in a private placement memorandum of $.10 plus an increase based on the fact the shares will be liquid and registered and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders. There is  no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception (August 31, 2007) through April 30, 2008 are derived from our audited financial statements.

For the Period from August 31, 2007 (Inception) to April 30, 2008
STATEMENT OF OPERATIONS

Revenues	$0
Total Operating Expenses	$16,562
Earnings (Net Loss)	$(16,562)

As of April 30, 2008
BALANCE SHEET DATA

Cash	$139,838
Total Assets	$199,838
Total Liabilities	$12,500
Stockholders’ Equity	$187,338

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and its subsidiary not to the selling stockholders.

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY.

We were incorporated in Nevada in August 2007. We have no significant financial resources and no revenues to date, and, by design, have limited resources with which to execute its business plan. We may continue to incur expenses in excess of our income for a considerable period of time.  The establishment of any new business involves problems, expenses, difficulties, complications and delays.  It is not possible for anyone, including our management team, to predict with certainty what all of these expenses, complications and delays will be.

WE WILL REQUIRE FINANCING TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN SUCH FINANCING COULD PROHIBIT US FROM EXECUTING OUR BUSINESS PLAN AND CAUSE US TO SLOW DOWN OUR EXPANSION OF OPERATIONS.

Projected revenues and proceeds may not be sufficient to meet our operating costs over a longer term, particularly in the event that the business develops more quickly than anticipated. As a result it is possible that we will need to raise additional capital. We may not be able to raise sufficient cash to continue to finance our operations or to achieve our market objectives.  Management does not know the form of equity or debt that may be used to obtain this capital, or the exact amount that may be needed, at this time. We can not issue assurances that our shareholders will not be diluted by investment of such capital, or the extent of the dilution. Also, we can not assure that securities issued in exchange for such capital will not be sold on terms more favorable than those of the shares sold in this or other offerings. The availability of such funding is subject to credit, economic, market and legal constraints. No guarantees that any additional financing can be obtained are possible.

If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

WE WILL ENCOUNTER INTENSIVE COMPETITION.  IN SPITE OF INTELLECTUAL PROPERTY WITH THE COMPANY AND ITS COUNSEL CONSIDERS TO BE A VALUABLE ASSET, OTHER COMPANIES MAY DEVELOP AND SELL ALTERNATIVE PRODUCTS IN THE COMPANY’S MARKETS.

Some of our competitors may be much larger and better capitalized than us. Alternatives for accomplishing similar or better results for customers may be designed and developed by these competitors. Products may be developed and sold by competitors that better address the same market opportunities faced by us. These competitors, either alone or with collaborative partners, may succeed in developing business models that are more effective or have greater market success than us.  We are especially susceptible to larger manufacturers that may achieve better manufactured costs, better distribution systems or invest more money in the marketing and selling of competitive products.

WE ARE UNCERTAINED ABOUT THE MARKET DEMAND OF TURN-KEY PRODUCT.  ALSO, THERE IS RISK IN PRODUCT QUALITY AND COMPANY OPERATIONS.

The market for the Turn-Key product is large. However, mechanics and hobbyists have long performed the tasks eliminated/reduced by the Turn-Key Tool in other ways.  There is little or no hard data that substantiates the demand for our products or how this demand will be developed. It is possible that there will be low consumer demand for this product, or that interest in the product could decline or die out, which would cause us to cease our operations.

The product could be found to contain structural defects or other features that may, under unknown or special conditions, lead to damage of vehicles or other equipment and/or injury to its users. While in the opinion of management, adequate care has been taken to carefully design and manufacture the product to avoid any known “issues,” some use or misuse of the product is possible. We believe that adequate instructions on proper use of our product and warnings about improper use are properly provided, but there are no assurances that such labeling and instruction will be effective in every case. We have obtained product liability insurance coverage considered to be more than adequate for any claim or risk but no assurances of the completeness of such coverage is available. Should material product liability claims against us be forthcoming and should our insurance coverage and other defenses prove insufficient to ameliorate these claims, we could fail. Any recall of defective products can be expensive and harmful to our reputation with users, retailers and distributors.

There are no lawsuits against us. However, the possibility exists that a claim of some kind may be made in the future.  No assurance can be given that some claims for damages will not arise. There are no assurances that our product liability insurance and other resources will be adequate to cover litigation expenses and any awards to successful plaintiffs.

THE AGREEMENT WE HAVE ENTERED INTO FOR OUR PATENT IS LIMITED IN ITS TERMS WHICH COULD ALLOW SUCH AGREEMENT TO BE VOIDED WHICH WOULD FORCE US TO DELAY OUR OPERATIONS.

Our agreement for the patent is limited to a letter from The Nash Group indicating that it sold us the patent but does not identify specifically the patent or describe the terms of the sale.  Since the agreement is missing material terms such as the specific patent and the consideration paid for the deal it is possible that either party could attempt to void the agreement. In the event that the Nash Group or Advanced Thermo Control,Ltd. attempts to void this agreement we would have to renegotiate another agreement with them since this patent is a crucial part of our business.

OUR MANAGEMENT TERM DOES NOT HAVE SUBSTANTIAL EXPERIENCE IN CERTAIN FIELDS WHICH WE ARE OPERATING.

Although we have retained a management team with extensive business experience, it does not have substantial experience in the automotive repair and maintenance equipment supply fields.

OUR AUDITOR HAS EXPRESSED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. We are a development stage company that has never generated any revenue.  From inception to April 30, 2008, we have incurred a net loss of $16,562.  If we cannot obtain sufficient funding, we may have to delay the implementation of our business strategy.

THE OFFERING PRICE OF THE SHARES WAS  DETERMINED BASED UPON THE PRICE SOLD IN OUR OFFERING  SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.20 for the shares of common stock was determined by the price shares were sold to our shareholders in a private placement memorandum plus an increase based on the fact the shares will be liquid and registered and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. . The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market or an active trading market, an investor may be unable to liquidate their investment or make any profit from their investment.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH IS SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in our private placement which was completed in May 2008 plus an increase based on the fact the shares will be liquid and registered.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of the 2,099,000 shares of our common stock held by 51 shareholders of our common stock which sold in our Regulation D Rule 506 offering completed in May 2008.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of  September 3 , 2008 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common stock owned prior to offering	Shares of common stock to be sold	Shares of common stock owned after offering	Percent of common stock owned after offering
Harlow, Carlton, E.	5,000	5,000	0	0
CRE - Madison, Inc. (1)	50,000	50,000	0	0
Bellmont Commerce Park, LLC (2)	50,000	50,000	0	0
West, Betty S.	50,000	50,000	0	0
Stanley, Anne P.	50,000	50,000	0	0
Stanley, Bobby, H.	50,000	50,000	0	0
Cox, Lloyd, J. Sr.	50,000	50,000	0	0
Cox, Lloyd, J. Jr.	50,000	50,000	0	0
BIP Partners (3)	50,000	50,000	0	0
UBA Enterprises, Inc. (4)	50,000	50,000	0	0
Stanley, Kim	10,000	10,000	0	0
Stanley, Scott, H.	10,000	10,000	0	0
Pennington, Willie, H.	38,000	38,000	0	0
Leary, Martin F.	5,000	5,000	0	0
Tharrington, Harold	10,000	10,000	0	0
Dexter, Perry V.	5,000	5,000	0	0
Perry, Sherry A.	5,000	5,000	0	0
Lewis, Joseph Isaac	50,000	50,000	0	0
Yow,Cicero P II	20,000	20,000	0	0
Verla, Lewis C.	50,000	50,000	0	0
Capps, Imogene, G.	50,000	50,000	0	0
Bullard, Forrest, L.	40,000	40,000	0	0
Parks, Mary Katherine	50,000	50,000	0	0
Swensen, Larry R.	50,000	50,000	0	0

Randolph, Kimberly, M.	50,000	50,000	0	0
Culhane, Elizabeth	20,000	20,000	0	0
Dietz, Scott C.	50,000	50,000	0	0
Dietz, Patricia, A.	50,000	50,000	0	0
Elliott, Twyla L.	50,000	50,000	0	0
Coker, Peggy, L.	100,000	100,000	0	0
Wooten, Rick	30,000	30,000	0	0
Hudgins, Dan	50,000	50,000	0	0
Winget, James, K.	50,000	50,000	0	0
Winget, Jill, R.	50,000	50,000	0	0
Coyne, Francis, M.	5,000	5,000	0	0
Coyne, Mark, R.	5,000	5,000	0	0
Gignac, Douglas	50,000	50,000	0	0
Rabenold, Edwin	50,000	50,000	0	0
Sanderson, Dan, R.	30,000	30,000	0	0
Balasco, Alexander, T.	50,000	50,000	0	0
Trotter, Ilea, N.	50,000	50,000	0	0
Balasco, Byron E.	50,000	50,000	0	0
Myers, Kevin	50,000	50,000	0	0
Pyan, Alex	50,000	50,000	0	0
Balasco, Byron E.	50,000	50,000	0	0
Simmons, Linda	50,000	50,000	0	0
Glass, Stanley, L.	30,000	30,000	0	0
Croslis, Matthew, T.	50,000	50,000	0	0
Falmen, Scott R.	50,000	50,000	0	0
Sunset Group (5)	81,000	81,000	0	0
The Nash Group (6)	50,000	50,000	0	0

(1) Carlton Harlow is the principal of CRE-Madison and has investment control over it shares of our common stock.
(2) J. Exum Lewis is the principal of Bellmont Commerce Park, LLC and has investment control over it shares of our common stock.
(3) Bobby Stanley is the principal of BIP Partners and has investment control over it shares of our common stock.
(4) Joseph Lewis is the principal of UBA Enterprises, Inc. and has investment control over it shares of our common stock.
(5) Ginger Melton is the principal of Sunset Group and has investment control over it shares of our common stock.
(6) Judith Lee is the principal of the Nash Group and has investment control over it shares of our common stock.

To our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  The offering price of $0.20 was determined by the price shares were sold to our shareholders in a private placement memorandum plus an increase based on the fact the shares will be liquid and registered and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.  There is  no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.  However, sales by selling security holder must be made at the fixed price of $0.20 until a market develops for the stock.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

O	ordinary brokers transactions, which may include long or short sales,
O	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
O	through direct sales to purchasers or sales effected through agents,
O	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
O	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $45,000. Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 100,000,000 Shares of common stock, $0.0001 par value per Share and 10,000,000 shares of preferred stock, par value $0.0001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per Share.  Currently we have 7,099,000 common shares are issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this private placement are fully paid and non-assessable.  We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.  All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $0.0001 par value per share.  The terms of the preferred shares are at the discretion of the board of directors.  Currently no preferred shares are issued and outstanding.

Dividends

We have not paid any cash dividends to shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Webb & Company, P.A. to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INFORMATION WITH RESPECT TO THE REGISTRANT

Organization Within Last Five Years

We were incorporated in August 2007 in the State of Nevada and upon inception we issued 500,000 shares each to Lanny M. Roof and Judith B. Lee in consideration for services provided.   On September 13, 2007, we consummated an agreement with Universal Product Marketing, Inc., pursuant to which Universal Product Marketing, Inc. exchanged all of its shares for 4,000,000 shares of our common stock and Universal Products Marketing, Inc. became our wholly owned subsidiary.  In May 2008 we completed an offering in which we sold 2,099,000 common shares at $0.10 per share in connection with our private placement.

DESCRIPTION OF BUSINESS

GENERAL

We were incorporated in August of 2007 in the State of Nevada. Our business office is located at PO Box 8851, Rocky Mount, NC 27804.  This location is also the warehousing facility for worldwide distribution of our products. Our main telephone number is 252-407-7784.  On September 13, 2007, we consummated an agreement with Universal Product Marketing, Inc., pursuant to which Universal Product Marketing, Inc. exchanged all of its shares for 4,000,000 shares of our common stock and Universal Products Marketing, Inc. became our wholly owned subsidiary.

We were incorporated to acquire, manufacture, import, market and sell, through its wholly-owned subsidiary (Universal Products Marketing, Inc.) a patented vehicular maintenance (time and money-saving) mechanical technology known as the Turn-Key Tool. The previous owners of this technology manufactured the product and began to test market the product in 2006. We will sell this product to end consumers in seven (7) ways, emphasizing strategic channel partners and resellers already established in these markets.

Currently, we lack sufficient capital to take advantage of opportunities to implement its business model. Proceeds from this private placement will fund its new go-to-market strategy, which focuses on the seven initiatives set forth later in this Circular. The information contained herein related to our operations is forward looking.

Products.  We will offer high-quality Turn-Key Tool devices marketed to discriminating consumers under the brand name Turn-Key ToolTM.

Our product allows the elimination of extra personnel traditionally used to start and stop the car or truck engine and associated systems (electrical, etc.) during the performance of various maintenance and repair procedures. A full description of the product is included in Attachment A to this circular. The product is protected under U.S. Patent No: US 6,701,760 B1.

In preliminary market testing and in the opinion of numerous car repair experts, Turn-Key Tool is a superior product that functions as described. Currently there are no similar or competitive products on the market.

Turn Key Patent.  Universal Product Marketing Co. (UPM) was a product development firm incorporated in 2002.  UPM filed for and received a US Patent (US 6,71,760 B1) for the Turn Key on March 9, 2004. Subsequently UPM contracted with Advanced Thermo Control, Ltd., the parent corporation of Advanced Technical Components, Inc. to manufacture the initial Turn Key Product.     Advanced Technical Components, Inc. is a manufacturer of mechanical devices that sources product from its plants in China.

Pursuant to the agreement. Advanced Technical Components, Inc. manufactured the initial Turn Key Product.  UPM sells the finished Turn Key product but had to retain Advanced Technical Components, Inc. to manufacture the product.   The agreement between UPM and Advanced Thermo Control, Ltd. was contracted through The WestWord Group LLC a product acquisition consultant.

In 2006 UPM was in serious financial difficulty and was unable to pursue their business plan.  Based upon same, the Nash Group entered into negotiations to acquire both the Turn Key Patent and all of the remaining initial product and inventory that had been manufactured by Advanced Technical Components, Inc. and owned by UPM in return for taking on the company debt of $125,000.  This transaction occurred in November of 2006 and subsequent to this transaction, UPM  folded and no longer exists.

In 2007 the Nash Group agreed to sell to us the Turn Key P atent and all remaining inventory as well as the rights to the name Universal Product Marketing.  We incorporated under Universal Holdings, Inc. in 2007 and we acquired the patent on March 17, 2008 and inventory on June 13, 2008. The Nash Group no longer has any claim to the patent or any inventory for the Turn Key product.     All products manufactured to date have been manufactured by Advanced Technical Components, Inc. through its plants in China.

         All products manufactured have been paid for in full.  In the future we may use Advanced Technical Components, Inc. or another independent third party to manufacture our product on an as needed basis.  We do not have a current agreement with Advanced Technical Components, Inc., however, under the initial agreement, they can not use our patent to make this product for any other companies.

Our agreement for the patent is limited to a letter from The Nash Group indicating that it sold us the patent but does not identify specifically the patent or describe the terms of the sale.  Since the agreement is missing material terms such as the specific patent and the consideration paid for the deal it is possible that either party could attempt to void the agreement. Based on the relationships between the parties this is not anticipated, however, if this occurred we would have to renegotiate another agreement with them since this patent is a crucial part of our business.

Since some earlier engineering and materials adjustments, we have been generally pleased with the prices and product quality delivered by this manufacturer, we intend to source the manufacturing of its products more aggressively while maintaining the dependable and acceptable price arrangement it now enjoys.

MARKET SIZE AND INDUSTRY TRENDS

The US automotive auto care products market is projected to enjoy small, but increasing growth in market value. The rising number of vehicles sold, vehicle age and average distance traveled have all fueled market growth. The demand for and investment in higher-priced luxury vehicles has further fueled the demand for products that speed and make more efficient the repair and maintenance of these vehicles.

To us, certain trends in the vehicular markets are meaningful. Sale of new cars and trucks has been slowed by the increased durability of vehicles that are built with longer-lasting engines and components that require less maintenance. However, the complexity of these vehicles has also improved market trends for UPM. The introduction of extended warranties has also served to improve these trends.

There are more than 244 million vehicles on the US roads. The average median age of car population is about 9 years. The same statistic for light trucks is 6.6 years. “Scrappage” is an important consideration.  The difference between vehicles retired from the “national fleet” and new domestic vehicular sales is crucial to our markets. The net growth of the vehicle population was 12 million vehicles in 2006. This number was up from 9.9 million in 2005, reflecting strong used vehicle markets and the run-up in several commodity prices, including steel.

Worth an estimated $ 200 billion in 2006, the domestic automobile maintenance and repair market shows steady annual growth varying between 3% and 6%. Due to extended lifecycles of products now available within automotive aftermarket, there will be less frequent need for repairs and upgrades, which will tend to slightly decrease the demand for Turn-Key Tool moving forward. Despite this factor, we believe that the massive domestic markets, even larger international markets and widespread requirements for its offerings, coupled with strong growth in the used vehicle fleets and the increasing average age of these fleets, provide long term opportunities.

The international markets for our product are much larger than the domestic (US) markets described in this document.

COMPETITION AND RISKS

There is no known direct competition to UPM, as the product is unique and a first in this field. Also, we have been granted a U.S. patent protecting its technology. However, there are some risks associated with the logical use of this innovation. Certain manual transmission cars are engineered so as to require that operators push the clutch pedal to start the engine. In these situations, mechanics will not enjoy the advantages of using UPM. Also, some maintenance facilities actually employ apprentice or junior personnel for such unskilled procedures and charge for their time (with a profit component in those charges).

CHANNEL SALES

There are seven (7) general sales channels for our business. These differ in priority and importance.

Dealerships are one of the most important segments of the automotive repair business. Increasing numbers of owners are choosing to go to dealership garages as a function of the guarantee and warranty conditions of car and truck manufacturers. Repair services and parts is the only revenue growth area within the average dealership (NADA/ 2007).  In the United States 21,200 auto dealerships own 388,140 service stalls. This segment represents promising revenue potential for us. Using the UPM, dealership profits can be increased producing a strong and obvious ROI for the users. With a market penetration of only 10%, gross revenues to us from the US dealership market total about $ 4 million.

Independent Garages and Repair Shops are a second sales channel for us. There are 230 thousands automotive repair and maintenance shops listed in US Census data. Excluding from this list interior and body repair, paint shops and quick oil change, muffler, tire and lubrication shops; leaves about 160,000 shops in this US market. With an average of 4 bays per shop (Babcox Report/ 2006) and assuming market penetration of 5% (this segment is more fragmented than the dealership market), revenue projections top $3 million.

The Company’s Web-site and Internet Sales efforts will be targeted to do-it-yourself (DIY) auto car hobbyists and enthusiasts. The DIY segment is the most unpredictable and difficult market for our company. In other market segments, one decision maker acts to purchase several/many devices, while in the DIY field, single unit purchases will be the norm. However, this sector is the largest with almost half of US households performing some auto repairs. With 0.1% of market penetration of the 50 million+ US household market, revenue from this segment would total about $5 million. We believe higher penetration of this market is likely.

The DIY market can be also reached through leading Automotive “Aftermarket” Retailers such as CARQUEST, Genuine Parts, AutoZone, Advance Auto Parts, CSK Auto, and Pep Boys. Each of these companies has annual sales of more than $1 billion. These are major players in the retail market and will be used as sales channels directed to the DIY and repair shop segments of the market. This sales channel can double market penetration for DIY and repair shop segments adding about $8 million in revenue.

The Automotive Tool Wholesalers such as SNAPON and MACTOOLS sell many automotive parts and repair tools to the garages and independent repairmen across the US.  We plan to sell its UPM product through one or more of these resellers. The projected annual sales through this channel are $ 2 million.

We also plan sales to various markets via individual salesmen using Business Opportunity (BIZOP) Systems. IMC of Jenkintown, PA has been engaged to develop and market a “sales kit” and business opportunity system for individual entrepreneurs who seek an independent business, selling UPM systems in nonexclusive areas. The economic significance of this program is unknown to us but the costs are minimal. Profits from this program will be divided evenly with IMC.

We will sell exclusive and nonexclusive rights to various International Markets. The prices, terms and conditions of these licenses have not been determined. However, the size of each market and the nature of the vehicular “fleet” of these areas will play a major role in the determination of these charges. There is no assurance that licenses can be sold under terms and at rates beneficial to our company.

MARKETING

The company will tell its story through direct communication with retailers, distributors, resellers and end-users. We will also assist retail sales activities via a vastly improved Web-site- featuring product demonstrations and testimonials. We will place public relations (news) articles in sales trade and automotive industry and hobbyist/ publications. We may attend industry conventions and shows as deemed cost-effective, focusing on supporting channel sales partners, already in those forums.

To help build awareness and create product pull, we will focus on public relations, such as internet, professional racers/mechanics and auto magazine articles.  We will also enhance and strengthen our Web-site, www.Turn-Keytool.com, to help promote sales and to reach out to consumers.

We believe an effective marketing tool will be the Web-site demonstrations and free giveaways to major dealership chains and major auto repair shop chains, we will focus heavily on this strategy. While the “try-me” strategy will be worked best as B2B strategy, an extensive Internet marketing campaign will be targeted at hobbyists and other small or independent repair shops and dealerships.

Auto trade magazines are one more marketing channel that can improve visibility of the product and attract customers. According to research data from the automotive repair industry (Babcox/ 2006), 67% of repair shop owners gather information about new products from specialized trade magazines and journals. Internet strategy can significantly increase recognition of Turn-Key Tool and highlight the product’s simple and intuitive advantages.

Packaging.  Packaging will be designed to include the most important information on the benefits of and directions for proper use of Turn-Key Tool.  In the event of an endorsement (famous racer, fleet endorsement, dealer or industry leader), modifications will be made to take advantage of that event. Packaging will also include information about our Web-site and other contact information.

Pricing Factors.  Presently, we acquire product (FOB US) at a cost of $ 58.00 per unit.  Our target price range is 75 to 200 percent gross mark-up on the product. We intend to run introductory promotions that will communicate added values and cost savings for repair shops that use Turn-Key Tool. We believe that with this positioning and message, the price mark up is appropriate and justified. Before going to market, we will test price appropriateness with a retail advisory board comprised of key retailers who are known to our company.

Promotions.  We will conduct marketing in support of a brand strategy that addresses two basic goals: to build the Turn-Key Tool brand and to sell product. The promotional tactics can be categorized into four following areas: product demonstration, public relations, product promotions and Internet via our company Web-site and search engine optimization (SEO) technologies). To varying degrees, each of these tactics will require collateral materials, free samples and special discounts.

Product Demonstrations

We will work to develop Brand Ambassadors to produce shop demonstrations and act as the face of the Company at selected locations. The message of strong ROI and cost reduction benefits will be directed to managers of fleet, dealership, independent shop and other facilities. A message of efficiency, convenience and improved work conditions will be communicated to the mechanics, shop workers and hobbyists.

Product Promotions

We will promote the product to major dealership chains and major repair shops chains. Pilot systems, “Try-One” no-risk promotions will be used for companies with multiple unit requirements. Promotions will include various “paid from savings” techniques allowing the strong ROI to pay for each Turn-Key Tool.

Public Relations

In addition to retailer-focused tactics, we will use traditional public relations to raise awareness and create demand among target consumers. This public relations strategy is designed to build brand awareness with limited cash outlay.

•
Product Kit. We will develop a product kit that contains information about Turn-Key Tool, price sheet, digital photos, logos, ROI calculators, contact information and calculation charts listing cost and time savings to customers. The kit will also include recent press releases, endorsements and technical/industry endorsements and awards.

•
Paid Product Placements. Where appropriate, we will pay to have its products referenced and/or placed in print and Web-based publications of select Internet sites. As per research from Babcox, the majority of repair shop owners get information on new products from trade magazines. However, we realize that the importance of skilled Internet promotions is often the most cost-beneficial.

•	Auto Parts Exhibits. We will joint venture and share news of its innovations with complimentary manufacturers and exhibitors—all intended to improve brand recognition.
•
Nascar, Indycar Drivers/Mechanics Endorsements. We will actively seek to have its products endorsed by prominent racers, racing teams, maintenance authorities, and related experts. Research has clearly established that consumers are more inclined to purchase products recommended by an authority whose opinion they value.

•	Media Relations. We will work to establish relations with key auto reporters and opinion leaders at auto magazine and newspapers in key markets.

Internet activity

We will work to develop and improve its own Web site to attract more B2C Business. The product is very important to hobbyists and others in the DIY segment of the market. We will improve visibility of its product through the most popular SEO technologies using key words and paid for systems provided by Google, Yahoo, You-tube, eBay, etc.

DESCRIPTION OF PROPERTY

Our business office is located at PO Box 8851, Rocky Mount, NC 27804.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 53 shareholders of our common stock.

Rule 144 Shares

As of September 3 , 2008 there are no shares of our common stock which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After September 2008, a total of 5,000,000 shares held by Lanny Roof and Judith Lee will become available for resale to the public, subject to all Rule 144 requirements, including current public information, volume limitations, manner of sale and Form 144.  After October 2008, all of the shares of our common stock held by the 51 shareholders who purchased their shares in the Regulation D 506 offering by us will become available for resale to the public without any restriction.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Transfer Agent and Registrar:

To date, we have not appointed a transfer agent for our common stock.

Dividend Policy:

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E , Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

UNIVERSAL HOLDING, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONTENTS

PAGE	F-1	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	F-2	CONSOLIDATED BALANCE SHEET AS OF APRIL 30, 2008

PAGE	F-3	CONSOLIDATED STATEMENT OF OPERATIONS FOR THE PERIOD FROM AUGUST 31, 2007 (INCEPTION) TO APRIL 30, 2008.

PAGE	F-4	CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE PERIOD FROM AUGUST 31, 2007 (INCEPTION) TO APRIL 30, 2008

PAGE	F-5	CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE PERIOD FROM AUGUST 31, 2007 (INCEPTION) TO APRIL 30, 2008.

PAGES	F-6 – F-12	CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
  Universal Holdings, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of Universal Holdings, Inc. and Subsidiary as of April 30, 2008 and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the period August 31, 2007 (Inception) to April 30, 2008. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Universal Holdings, Inc. and Subsidiary as of April 30, 2008 and the results of its operations and its cash flows for the period August 31, 2007 (Inception) to April 30, 2008 then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 5 to the financial statements, the Company is in the development stage with no operations and has a net loss since inception of $16,562. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEBB & COMPANY, P.A.
Certified Public Accountants

Boynton Beach, Florida
July 21, 2008

Universal Holding, Inc. and Subsidiary
(A Development Stage Company)
Consolidated Balance Sheet
April 30, 2008

ASSETS

Current Assets
Cash	$139,838
Total Current Assets	139,838

Other Assets
Intangible Asset	60,000
Total Other Assets	60,000

Total Assets	$199,838

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$12,500
Total Liabilities	12,500

Stockholders' Equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, none issued and outstanding
-
Common stock, $0.0001 par value; 100,000,000 shares authorized, 6,999,000 issued and outstanding
700
Additional paid-in capital	203,200
Deficit accumulated during the development stage	(16,562)

Total Stockholders' Equity	187,338

Total Liabilities and Stockholders' Equity	$199,838

See accompany notes to consolidated financial statements

Universal Holding, Inc. and Subsidiary
(A Development Stage Company)
Consolidated Statement of Operations
For the Period from August 31, 2007 (Inception) to April 30, 2008

Operating Expenses
Professional fees	$12,500
General and administrative	4,062
Total Operating Expenses	16,562

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(16,562)

Provision for Income Taxes	-

NET LOSS	$(16,562)

Net Loss Per Share - Basic and Diluted	$(0.00)

Weighted average number of shares outstanding
during the period - Basic and Diluted	5,425,058

See accompany notes to consolidated financial statements

Universal Holding, Inc. and Subsidiary
(A Development Stage Company)
Consolidated Statement of Stockholders' Equity
For the Period from August 31, 2007 (Inception) to April 30, 2008

						Deficit
	Preferred stock		Common stock		Additional	accumulated during	Total
					paid-in	development	Stockholder's
	Shares	Amount	Shares	Amount	capital	stage	Equity

Balance August 31, 2007	-	$-	-	$-	$-	$-	$-

Common stock issued for services to founder ($0.0001/Sh)	-	-	4,000,000	400	-	-	400

Common stock issued for cash to founder ($0.0001/Sh)	-	-	1,000,000	100	-	-	100

Common stock issued for cash ($0.10/Sh)	-	-	1,999,000	200	199,700	-	199,900

In kind contribution of services	-	-	-	-	3,500	-	3,500

Net loss for the period August 31, 2007 (inception) to April 30, 2008	-	-	-	-	-	(16,562)	(16,562)

Balance, April 30, 2008	-	$-	6,999,000	$700	$203,200	$(16,562)	$187,338

See accompany notes to consolidated financial statements

Universal Holding, Inc. and Subsidiary
(A Development Stage Company)
Consolidated Statement of Cash Flows
For the Period from August 31, 2007 (Inception) to April 30, 2008

Cash Flows Used In Operating Activities:
Net Loss	$(16,562)
Adjustments to reconcile net loss to net cash used in operations
Common stock issued for services	400
In-kind contribution of services	3,500
Changes in operating assets and liabilities:
Increase in accounts payable and accrued expenses	12,500
Net Cash Used In Operating Activities	(162)

Cash Flows From Investing Activities:
Payment for intellectual property rights	(60,000)
Net Cash Used In Investing Activities	(60,000)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	200,000
Net Cash Provided by Financing Activities	200,000

Net Increase in Cash	139,838

Cash at Beginning of Period	-

Cash at End of Period	$139,838

Supplemental disclosure of cash flow information:

Cash paid for interest	$-
Cash paid for taxes	$-

See accompany notes to consolidated financial statements

UNIVERSAL HOLDINGS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

Universal Holdings, Inc. (a development stage company) (the "Company") was incorporated under the laws of the State of Nevada on August 31, 2007.  Universal Product Marketing, Inc. (the Company’s wholly owned subsidiary) was incorporated under the laws of the State of  Nevada on August 31, 2007 as well.  Universal Holdings, Inc. is planning to manufacture, import, market and distribute a patented automotive maintenance and repair mechanism known as the Turn-Key Tool TM.    Activities during the development stage include developing the business plan and raising capital.

(B) Principles of Consolidation

The accompanying 2008 consolidated financial statements include the accounts of Universal Holdings, Inc. from August 31, 2007 (inception) and its 100% owned subsidiary Universal Product Marketing, Inc.  All inter-company accounts have been eliminated in the consolidation (See Note 2(C)).

(C) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

(D) Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At April 30, 2008 the Company had no cash equivalents.

(E) Long Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

In accordance with Statement of Financial Statements (“SFAS”) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”, the Company carries long-lived assets at the lower of the carrying amount or fair value. Impairment is evaluated by estimating future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flow is less than the carrying amount of the assets, an impairment loss is recognized. Fair value, for purposes of calculating impairment, is measured based on estimated future cash flows, discounted at a market rate of interest.

UNIVERSAL HOLDINGS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008

There were no impairment losses recorded during the period from August 31, 2007 (inception) to April 30, 2008.

(F) Intangible Assets

 In accordance with Statement of Financial Accounting Standards, or SFAS, No. 142, Goodwill and Other Intangible Assets, requires that intangible assets with a finite life are amortized over its life and requires that goodwill and intangible assets be reviewed for impairment annually, or more frequently if impairment indicators arise.

(G) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, “Earnings Per Share.” As of April 30, 2008 there were no common share equivalents outstanding.

(H) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”).  Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

As of April 30, 2008, the Company has a net operating loss carryforward of approximately $12,662 available to offset future taxable income through 2028.  The valuation allowance at April 30, 2008 was $4,305.  The net change in the valuation allowance for the period ended April 30, 2008 was an increase of $4,305.

(I) Business Segments

The Company operates in one segment and therefore segment information is not presented.

UNIVERSAL HOLDINGS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008

(J) Concentration of Credit Risk

The Company at times has cash in banks in excess of FDIC insurance limits. The Company had approximately $39,778 in excess of FDIC insurance limits as of April 30, 2008.

(K) Revenue Recognition

The Company will recognize revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” and No. 104, “Revenue Recognition”.  In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

(L) Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements.  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

UNIVERSAL HOLDINGS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”.  This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. We are currently evaluating the disclosure implications of this statement.

In April 2008, the FASB issued FASB Staff Position (“FSP”) SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, and other GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the impact of SFAS FSP 142-3, but does not expect the adoption of this pronouncement will have a material impact on its financial position, results of operations or cash flows.

UNIVERSAL HOLDINGS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162”).  SFAS 162 identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States.  This statement shall be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to AU section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.  The Company is currently evaluating the impact of SFAS 162, but does not expect the adoption of this pronouncement will have a material impact on its financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60.” Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises. This results in inconsistencies in the recognition and measurement of claim liabilities. This Statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements. The adoption of FASB 163 is not expected to have a material impact on the Company’s financial position.

NOTE 2	INTANGIBLE ASSETS

Intangible assets consist of a patent for the turn key tool, and for the period from August 31, 2007 (Inception) to April 30, 2008 was as follows:

2008

Patent	$60,000
Less accumulated amortization	-

Net	$60,000

The patent was acquired on March 17, 2008 at which point the patent had a remaining life of approximately 16 years.  No amortization was recorded as at April 30, 2008.

Estimated future amortization of intangible assets is as follows:

UNIVERSAL HOLDINGS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008

Year	Amount

2009	$3,780
2010	3,780
2011	3,780
2012	3,780
2013	3,780
thereafter	41,100
$60,000

NOTE 3	STOCKHOLDERS’ EQUITY

(A) Common Stock issued for Cash

For the period from August 31, 2007 (inception) through April 30, 2008, the Company issued 1,999,000 shares of common stock for $199,900 ($0.10/share).

On September 14, 2007 the Company issued 1,000,000 founder shares of common stock for $100 ($0.0001/share).

(B) In-Kind Contribution of services

As of April 30, 2008 the shareholder of the Company contributed services having a fair value of $3,500. (See Note 3)

(C) Acquisition Agreement

On September 13, 2007, Universal Holdings, Inc. consummated an agreement with Universal Product Marketing, Inc., pursuant to which Universal Product Marketing, Inc. exchanged all of its members’ interest for 4,000,000 shares or approximately 100% of the common stock of Universal Holdings, Inc. Both Companies were controlled by the same two individuals, therefore the Company has accounted for the transaction as a combination of entities under common control and accordingly, recorded the merger at historical cost.

NOTE 4	RELATED PARTY TRANSACTIONS

As of April 30, 2008 the shareholder of the Company contributed services having a fair value of $3,500 (See Note 2(B)).

UNIVERSAL HOLDINGS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008

NOTE 5	GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company is in the development stage with no operations and has a net loss since inception of $16,562.  This raises substantial doubt about its ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

NOTE 6	SUBSEQUENT EVENTS

(A) Consulting Agreement

On April 14, 2008 the Company entered into a consulting agreement which provides for administrative and other miscellaneous services.  The Company is required to pay $5,000 a month beginning May 1, 2008.  The agreement will remain in effect unless either party desires to cancel the agreement.

(B) Stock Issued for Cash

In May 2008, the Company entered into stock purchase agreements to issue 100,000 shares of common stock for cash of $10,000 ($0.10/share).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Plan of Operation

We have begun limited operations, and we require outside capital to implement our business model.

1.	We believe we can begin to implement our business plan to prioritize the 7 market initiatives.

2.
All business functions will be coordinated and managed by the founder of our company and consultants to the founder, including facilitating distribution contracts, organizing the 7 selling initiatives and assisting in targeted marketing implementation.

3.
We intend to support these marketing by the development of high-quality marketing materials; a wide spread public relations and advertising program and an attractive and informative trade and consumer friendly Web site, www.Turnkeytool.com.

4.	Within 120 days of the initiation of its distribution and marketing campaign, we believe that the Company will begin to generate expanded revenues from its targeted distribution approach.

In summary, we hope to be generating sales revenues from its new product distribution and sales programs within 180 days of the date of this Registration Statement.

If we are unable to generate sufficient distribution partners and/or customers, the Company may have to reduce, suspend or cease its efforts.  If our company is forced to cease its previously stated efforts, the Company does not have plans to pursue other business opportunities.

Limited Operating History

The Company has generated no independent financial history and has not previously demonstrated that it will be able to expand its business through an increased investment in increased production and/ or marketing efforts. We cannot guarantee that the expansion efforts described in this Registration Statement will be successful.  The business is subject to risks inherent in growing an enterprise, including limited capital resources and possible rejection of the product and/or our distribution and sales methods.

Future financing may not be available to the Company on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue expanding its operations.  Equity financing will result in a dilution to existing shareholders.

Results of Operations

For the period from August 31, 2007 (inception), to April 30, 2008 we had no revenue. Expenses for the period totaled $16, 562 resulting in a loss of $16,562. Expenses of $16,562 for the period consisted of $12,500 for Professional fees, and $4,062 for General and administrative expenses.

Liquidity and Capital Resources

As of April 30, 2008 we had $139,838 in cash.

We believe we can satisfy our cash requirements for the next twelve months with our current cash. However, if we are unable to satisfy our cash requirements we may be unable to proceed with our plan of operations.  We do not anticipate the purchase or sale of any significant equipment. We also do not expect any significant additions to the number of employees. The foregoing represents our best estimate of our cash needs based on current planning and business conditions.  In the event we are not successful in reaching our initial revenue targets, additional funds may be required, and we may not be able to proceed with our business plan for the development and marketing of our core services. Should this occur, we will suspend or cease operations.

We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officer’s and director’s and their respective ages as of September 3 , 2008 are as follows:

NAME	AGE	POSITION

Lanny M. Roof	68	President, Treasurer, Chief Executive Officer and Certified Public Accountant

Judith B. Lee	57	Secretary

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

LANNY M. ROOF, CPA/ CEO, President and Treasurer

We were founded by Lanny M. Roof, CPA who serves as our only Director and as its CEO, President and Treasurer. Mr. Roof will coordinate and manage all of our business functions, including marketing, finance and operations.

Mr. Roof attended Chowan College and is a 1965 graduate of the University of North Carolina-Chapel Hill. After serving in the United States Army, Mr. Roof worked as a CPA for A.M. Pullen & Company, CPA for 4 years. Thereafter, he served for a decade as a Vice President in various management roles with Boddie-Noell Enterprises of Rocky Mount, NC. From 1980 and through 1992, Mr. Roof was Vice President for Golden Corral Corporation (Raleigh, NC).

Since 1993, Mr. Roof has been self-employed and involved in real estate, restaurant and accounting businesses.

JUDITH B. LEE, Secretary

Ms. Lee is a graduate of East Carolina University. She enjoyed a 30-year career in education serving the Rocky Mount-Nash County, NC School System in a variety of capacities.

She serves as Secretary of Community Resource Exchange, Inc. a community-based non-profit organization serving much of Eastern North Carolina.

EXECUTIVE COMPENSATION

Summary Compensation Table; Compensation of Executive Officers

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the period ended April 30, 2008 in all capacities for the accounts of our executives:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Lanny M. Roof, CPA/CEO, President and Treasurer	2007	$0	0	50(1)	0	0	0	0	$50

Judith B. Lee, Secretary	2007	$0	0	50(1)	0	0	0	0	$50

(1) Lanny Roof and Judith Lee received 500,000 shares each as founders shares upon inception of the Company valued at par value of $.0.0001 par value per share or $50 each.

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through April 30, 2008

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised during period ending April 30, 2008 by the executive officer named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table. There were no awards made to a named executive officer in the last completed fiscal year under any LTIP.

 Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Employment Agreements

We do not have any employment agreements in place with our officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of September 3 , 2008 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock	Lanny M. Roof Address:	2,500,000	35.21%

Common Stock	Judith B. Lee Address:	2,500,000	35.21%

Common Stock	All executive officers and directors as a group	5,000,000	70.43%

(1)  Based upon 7,099,000 shares outstanding as of September 3 , 2008.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We were incorporated in August 2007 in the State of Nevada and upon inception we issued 500,000 shares each to Lanny M. Roof and Judith B. Lee in consideration for services provided.   On September 13, 2007, we consummated an agreement with Universal Product Marketing, Inc., pursuant to which Universal Product Marketing, Inc. exchanged all of its shares for 4,000,000 shares of our common stock and Universal Products Marketing, Inc. became our wholly owned subsidiary.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
OF SECURITIES ACT LIABILITIES

Our director and officer are indemnified as provided by the Nevada Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

UNIVERSAL HOLDINGS, INC.
2,099,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is:   September  __, 2008

PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS

Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$8.	25
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$10,000
Legal fees and expense	$35,000
Blue Sky fees and expenses	$0
Miscellaneous	$0
Total	$45,008.25

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Indemnification Of Directors And Officers.

Our director and officer are indemnified as provided by the Nevada Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Recent Sales Of Unregistered Securities.

We were incorporated in the State of Nevada in August 2007 upon inception a total of 1,000,000 founder shares were issued to Lanny M. Roof and Judith B. Lee for a total purchase price of $100. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since she agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On September 13, 2007, we consummated an agreement with Universal Product Marketing, Inc., pursuant to which Universal Product Marketing, Inc. exchanged all of its shares for 4,000,000 shares of our common stock and Universal Products Marketing, Inc. became our wholly owned subsidiary.  Pursuant to such agreement, Lanny Roof and Judith Lee, the shareholders of Universal Products Marketing, Inc. each received 2,000,000 shares of our common stock.  These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since she agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In May 2008, we completed a Regulation D Rule 506 offering in which we sold 2,099,000 shares of common stock to 51 investors, at a price per share of $0.10 per share for an aggregate offering price of $209,900. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Name of selling stockholder	Shares of common stock owned prior to offering
Harlow, Carlton, E.	5,000
CRE - Madison, Inc.	50,000
Bellmont Commerce Park, LLC	50,000
West, Betty S.	50,000
Stanley, Anne P.	50,000
Stanley, Bobby, H.	50,000
Cox, Lloyd, J. Sr.	50,000
Cox, Lloyd, J. Jr.	50,000
BIP Partners	50,000
UBA Enterprises, Inc.	50,000
Stanley, Kim	10,000
Stanley, Scott, H.	10,000
Pennington, Willie, H.	38,000
Leary, Martin F.	5,000
Tharrington, Harold	10,000
Dexter, Perry V.	5,000
Perry, Sherry A.	5,000
Lewis, Joseph Isaac	50,000
Yow,Cicero P II	20,000
Verla, Lewis C.	50,000
Capps, Imogene, G.	50,000
Bullard, Forrest, L.	40,000
Parks, Mary Katherine	50,000
Swensen, Larry R.	50,000
Randolph, Kimberly, M.	50,000
Culhane, Elizabeth	20,000
Dietz, Scott C.	50,000
Dietz, Patricia, A.	50,000
Elliott, Twyla L.	50,000
Coker, Peggy, L.	100,000
Wooten, Rick	30,000
Hudgins, Dan	50,000
Winget, James, K.	50,000
Winget, Jill, R.	50,000
Coyne, Francis, M.	5,000
Coyne, Mark, R.	5,000
Gignac, Douglas	50,000
Rabenold, Edwin	50,000
Sanderson, Dan, R.	30,000
Balasco, Alexander, T.	50,000
Trotter, Ilea, N.	50,000
Balasco, Byron E.	50,000
Myers, Kevin	50,000
Pyan, Alex	50,000
Balasco, Byron E.	50,000
Simmons, Linda	50,000

Glass, Stanley, L.	30,000
Croslis, Matthew, T.	50,000
Falmen, Scott R.	50,000
Sunset Group	81,000
The Nash Group	50,000

The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. §230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in January 2008 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
3.1 *	Articles of Incorporation
3.2 *	By-Laws
5.1	Opinion of Anslow & Jaclin, LLP
10.1 *	Share Exchange and Merger Agreement
10.2 **	Agreements with Nash Group and Advanced Technical Components
23.1	Consent of Webb & Company, P.A.
23.2	Consent of Counsel, as in Exhibit 5.1
24.1	Power of Attorney

* Filed as exhibits on Form S-1 filed with the SEC on July 28, 2008.
** Filed as an exhibit on Form S-1/A filed with the SEC on August 15, 2008.

Undertakings.

The undersigned registrant hereby undertakes:

(1)                        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       i.             To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       ii.            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       iii.             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)                          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)                          Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)                           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

       i.             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

       ii.             Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

       iii.             The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

       iv.             Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned on September 3 , 2008.

UNIVERSAL HOLDINGS, INC.

By:	/s/Lanny M. Roof
Lanny M. Roof
CPA/CEO, President and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lanny M. Roof and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Universal Holdings, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed below by the following persons in the capacities and on the dates stated.

By:	/s/ Lanny M. Roof
Lanny M. Roof
CPA/CEO, President and Treasurer

By:	/s/ Judith Lee
Judith Lee
Secretary